EXHIBIT 4.4

                      RESEARCH AND DEVELOPMENT AGREEMIENT


This Agreement is made and signed on this _____ day of May, 1999 by and between:

FREYSSINET INTERNATIONAL (STUP) SNC.

French Company (Freyssinet) whose registered office is at 781408 Valizy Villacoublay, 10 rue Paul Dautier acting for itself and for any subsidiaries more than twenty-five (25) percent owned by it, represented by Mr. Jean Pierre Marchand-Arpoume, Chairman & Chief Executive Officer.

And

PURE TECHNOLOGIES LTD.

Canadian Company (Pure) whose registered office is at Calgary, Alberta acting for itself and for any subsidiaries more than twenty-five (25) percent owned by it, represented by Mr. James Paulson, Chairman.

WHEREAS

FREYSSINET is a world-wide leader in post tensioning and cable structures.

PURE is a specialist in acoustic monitoring and monitoring systems for acoustic and other events in cables, tendons, and structures.

Both parties desire to co-operate together in order to develop their research and development in their mutual field of activities.

PURE has developed an acoustic system for the monitoring of steel tendons such as prestressing or suspension cables or cable stays, and the detection of shocks to record accident events. PURE is developing a vibration monitoring system capable of giving an analysis of vibration causes in steel tendons. These systems, and their use or potential use to monitor structures are called the "Field" in this agreement.

FREYSSINET and PURE are entering a license agreement (called "The License Agreement" in this agreement) whereby FREYSSINET will represent PURE in the marketing of products and licenses for applications, some of which are expected to involve the Field, and FREYSSINET and PURE wish to co-ordinate certain research and development with regard to the Field, and cooperate with respect to such research and development.

This agreement is intended to define co-operation conditions, by both parties for particular projects (called in this agreement "Joint Projects").

IT IS AGREED

1. A project shall be considered as a Joint Project when it is proposed by one party in writing to the other as a Joint Project and is accepted as such in writing by the other party. FREYSSINET and PURE hereby agree to co-operate together exclusively for research and development on Joint Projects. The first Joint Project will be the Vibration Monitoring Project, and it is declared to be a Joint Project effective the date of this agreement.

2. Know how and expertise of each party will be shared by it with the other in order to fulfil this agreement with respect to each Joint Project, as follows:

          FREYSSINET will bring its expertise and knowledge in prestressing and cables and suspensions and PURE its knowledge in monitoring and acoustic systems, as these sets of expertise relate to the particular Joint Project.

3.   For each Joint Project:

     (a) The parties shall set out a jointly agreed research program, which will state what work is to be done on the Joint Project, which party is to be responsible for each part of the work, and how the costs are to be shared. If no research program is agreed within six months of the time a project is declared to be a Joint Project, then the project shall cease to be a Joint Project at the end of such six month period.

     (b) except as provided in this paragraph, neither party will enter any agreement to co-operate with any other party for research or development on the subject matter of a Joint Project, or will carry out any research or development, co-operation or collaboration or shared research with any other party dealing with the subject matter of a Joint Project or dealing with situations where products making use of the subject matter of a Joint Project would be useful, while the Project is a Joint Project. However, either party can discuss with suppliers or potential suppliers the requirements for parts or components of products to be made or developed as part of the Joint Project, and can enter agreements with governmental or quasi-governmental organizations to fund research which is part of a Joint Project.

     (c) The parties will meet together at least once every three months to discuss the research and development on the Joint Project, and the future research and development to be done by each on the Joint Project including any necessary revisions to the budget for the Joint Project,

     (d) The parties will provide to each other copies of any research reports, assessments of problems to be solved or technical requirements or patent applications which they prepare in connection with the Joint Project or with respect to situations and markets in which the Joint Project subject matter may be useful.

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


     (e) Either party may notify the other on six months notice that it wishes to terminate any Joint Project. The Joint Project then terminates at the end of the six months notice period. When a Joint Project is terminated, either party may continue independent research and development on the subject matter formerly the Joint Project, subject to the other terms of this agreement. Termination of any Joint Project does not affect any other Joint Project, which the parties may have declared.

4. Except by other mutual agreement; PURE shall be the sole owner of any patents or patent applications on inventions created from research and development by Pure employees, officers or contractors on a Joint Project, and Freyssinet shall be the sole owner of any patents or patent applications on inventions created from research by Freyssinet employees, officers or contractors. Each ownership will be discussed before attribution. The party who is the owner of an invention shall have the right to decide in which countries or group of countries it wishes to protect the invention, but it must advise the other party of its decision at least two months before the expiry of any priority period or Phase II PCT period of the countries in which it intends to seek protection. If the other party wishes to obtain protection in any other country, it may file an application in such other country at its own expense. The application in such other country shall be owned by the party owning the invention, but the other party (provided it continues to pay all costs associated with the application and eventual patent in such other country) shall have a royalty-free licence with right to sublicense for the duration of the patent for which it has paid the costs.

     If an invention is made jointly by one or more employees, officers or contractors of Pure, and one or more employees, officers or contractors of Freyssinet, then any patent or patent application on the invention shall be owned by Pure, but Freyssinet shall have a royalty free license to use the invention and to make and license Products using the invention, for the duration of the patent in any country where it had, at the time of termination or expiry of the License Agreement, an Exclusive Territory as defined in the License Agreement. The costs of obtaining the patent shall be shared equally by both parties. Freyssinet shall have the right to file for patent at its own cost in any country where Pure elects not to file. Any license of joint inventions to third parties must be agreed upon by Freyssinet and Pure until Patent expiration. Pure will keep a record of these sublicenses.

5. Each party agrees to inform the other promptly in general terms of any further development or improvement which could affect their research and co-operation in the Field, including potential new markets or applications, and may if it wishes inform the other of developments or improvements outside the Field. Either party may advise the other of developments and research ideas that it proposes as potential Joint Projects.

6. So long as the License Agreement has not expired or been terminated, the subject matter of patents and patent applications relating to a Joint Project shall be treated as Products under the Licensee Agreement, and shall be subject to the terms of that agreement relating to Products. If the License Agreement expires or is terminated for any reason, each party shall not have any license under any patents or patent applications of the other, except as otherwise provided herein.


7. Both FREYSSINET and PURE agree to consider the terms of this Agreement and any data with respect to any Joint Project, whether written or oral, drawing, computer data, or the like exchanged between them as confidential, provided that it is designated in writing as confidential at the time it is exchanged or within 30 days thereafter, and both parties admit the high importance to preserve this confidentiality. Each party shall obtain from its employees and officers such undertakings as may be reasonably necessary in order to secure confidentiality on any information received, given or linked with any Joint Project.

          The parties shall not be obligated to keep confidential information of which any Party can prove in writing:

     o That he had prior to the receipt from the other Party without any confidentiality attached to it;

     o That was publicly available or became publicly available without the fault of the party who received it from the other;

     o That was communicated in good faith to him by a third party which was not obligated by agreement with the other party to this agreement to keep the information secret;

8.   The territoriality of this agreement is world-wide.

9. This Agreement is valid for three years from its date, unless otherwise agreed in writing, except that if the License Agreement terminates or expires at any time for any reason, this agreement will terminate at the same time.

          In case of termination of this agreement, each must return to the other party the confidential information of the other which has been disclosed to it, except insofar as use of that information infiinges any patent protection of the other, but each party may not disclose such confidential information to a third party (except as provided in Article 7) for 10 years after termination.

10. The parties agree to do their utmost to resolve amicably any conflict, which could occur between them during the existence of this agreement.


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


     Any disputes or controversies arising under this Agreement shall be determined by binding arbitration in accordance with the rules and procedures for arbitration in London, England, which arbitration shall be conducted in London, England. Each party shall bear its own costs of the arbitration and shall pay one half cost of the costs of the establishment and operation of the arbitration tribunal, until the Arbitrator decides which party is responsible for arbitration costs.


                         Dated the day and year first above written.

                         PURE TECHNOLOGIES LTD.


                         Represented by:
                                              "James E. Paulson"
                                              -------------------------------
                                              James E. Paulson
                                              Chairman


                         Address:             1050,340 - 12th Avenue S.W.
                                              Calgary, Alberta
                                              Canada T2R lL5


                         FREYSSINET ENTERNATIONAL (STUP) SNC.


                         Represented by:
                                              "Jean Pierre Marchand-Arpoume"
                                              -------------------------------
                                              Jean Pierre Marchand-Arpoume
                                              Chairman & Chief Executive Officer


                         Address:             78140 Vehzy Villacoublay
                                              10, rue Paul Dautier
                                              France


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


                                  SCHEDULE "A"
                                  ------------

                                 THE TRADEMARKS
                                 --------------

-------------------------------------------------------------------------------------------
TRADEMARK                                      REGISTRATION/APPLICATION NO.
-------------------------------------------------------------------------------------------
SoundPrint & Design Australia                  Application No. 792980

                                               (covers Classes 9, 37, 41 & 42)
-------------------------------------------------------------------------------------------
SoundPrint & Design Canada                     Registration No. 467,010
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SoundPrint & Design China                      Class 09 - Filing No. 9700139641
                                                          Preliminary Approval No. 1293624

                                               Class 37 - Filing No. 9700139642
                                                          Preliminary Approval No.1267442

                                               Class 41 - Registration No.1257951

                                               Class 42 - Registration No.1259900
-------------------------------------------------------------------------------------------
SoundPrint & Design CTM
-------------------------------------------------------------------------------------------
SoundPrint & Design Hong Kong                  Class 09 - Application No. 97 17802

                                               Class 35 - Application No. 99 05518

                                               Class 42 - Application No. 97 17801
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SoundPrint & Design Korea
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SoundPrint & Design United Kingdom             Application No. 2153839
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SoundPrint & Design United States              Registration No. 2,161,202
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